December 2013 MSELN-65-C Registration Statement No. 333-189888 PRICING SUPPLEMENT Dated December 20, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
$2,543,980 Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities
The Trigger Jump Securities, which we refer to as the securities, offer the opportunity for investors to earn a return based on the performance of the iShares® U.S. Real Estate ETF. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 26.50% if the share price on the valuation date is greater than or equal to the initial share price. If the share price on the valuation date is less than the initial share price but greater than or equal to the trigger level, you will receive the stated principal amount. If the share price on the valuation date is less than the trigger level, you will receive a cash payment that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. This amount will be less than $9.00 per security and could be zero. The securities are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and return above the fixed upside payment in exchange for the upside payment feature that applies to a limited range of the performance of the underlying shares. The securities are senior unsecured obligations of Royal Bank of Canada, and all payments on the securities are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Aggregate principal amount:	$2,543,980
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	December 20, 2013
Original issue date:	December 26, 2013 (three business days after the pricing date)
Maturity date:	December 24, 2015
Underlying shares:	Shares of the iShares® U.S. Real Estate ETF (Bloomberg symbol: IYR) (the “Fund”)
Payment at maturity:
•       If the final share price is greater than or equal to the initial share price,
         $10 + upside payment
•       If the final share price is less than the initial share price but greater than or equal to the trigger level,
         $10
•       If the final share price is less than the trigger level,
         $10 × share performance factor
 This amount will be less than $9.00 and could be zero. There is no minimum payment at maturity.

Upside payment:
$2.65 per security (26.50% of the stated principal amount)
Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.65 per security.

Trigger level:	$57.07, which is 90% of the initial share price, rounded to two decimal places
Initial share price:	$63.41, which was the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on that date
Valuation date:	December 21, 2015, subject to postponement for non-trading days or certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares, see “Additional Terms of the Securities - Adjustment factor” on page 9 of this document.
CUSIP:	78010Y257
ISIN:	US78010Y2578
Listing:	The securities will not be listed on any securities exchange.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$10.000	$0.225	$9.775
Total	$2,543,980.000	$57,239.550	$2,486,740.450
(1)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.225 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.225 for each security they sell.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

The initial estimated value of the securities as of the date of this document is $9.7419 per $10.00 security, which is less than the price to public.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

Investment in the securities involve certain risks.  See “Risk Factors” beginning on page 5 of this document, beginning on page S-1 of the accompanying prospectus supplement and on page 1 of the accompanying prospectus.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated July 23, 2013 Prospectus dated July 23, 2013
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Investment Summary

The Trigger Jump Securities
Principal at Risk Securities

The Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015 can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed positive return if the underlying shares have appreciated from the pricing date to the valuation date.

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.

▪
To obtain limited protection against the loss of principal in the event of a decline in the underlying shares from the pricing date to the valuation date, but only if the final share price is greater than or equal to the trigger level.

If the final share price is less than the trigger level on the valuation date, the securities are exposed on a 1:1 basis to the negative performance of the underlying shares.

Maturity:	Approximately two years
Upside payment:	$2.65 (26.50% of the stated principal amount)
Trigger level:	90% of the initial share price
Interest:	None
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.

Key Investment Rationale

Investors can use the securities to obtain contingent protection against a loss of principal in the event of a decline in the underlying shares as of the valuation date, but only if the final share price is greater than or equal to the trigger level. The trigger level is 90% of the initial share price.  At maturity, if the price of the underlying share does not change or has increased from its initial share price, the investor will receive a positive return of 26.50% on the securities.  However, if the price of the underlying shares has decreased below the trigger level, investors will lose 1% for every 1% decline from the initial share price to the final share price.  In this case, the payment at maturity will be less than $9.00 and could be zero.  Investors may lose their entire initial investment in the securities.

Upside Scenario
The final share price value is greater than or equal to the initial share price.  In this scenario, we will pay $12.65 per security (126.50% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.65 per security, and your return may be less than if you invested in the underlying shares directly.

Par Scenario	The final share price value is less than the initial share price but greater than or equal to the trigger level. In this scenario, we will pay the stated principal amount of $10.
Downside Scenario
The final share price is less than the trigger level.  In this scenario, we will pay for each security an amount that is less than the stated principal amount of $10 by an amount proportionate to the decrease in the price of the underlying shares from the initial share price.  This amount will be less than $9.00 per security and could be zero. There is no minimum payment at maturity.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these securities are a part. This document, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Morgan Stanley Wealth Management are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

•	Prospectus Supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing price of the underlying shares.  The graph is based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$2.65 (26.50% of the stated principal amount)
Maximum payment at maturity:	$12.65
Trigger level:	90% of the initial share price
Minimum payment at maturity:	None

Trigger Jump Securities Payoff Diagram

How it works
▪
Upside Scenario. If the final share price is greater than or equal to the initial share price, the payment at maturity on the securities is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the upside payment of $2.65 per security.  In the payoff diagram, an investor would receive the payment at maturity of $12.65 per security at any final share price greater than or equal to the initial share price.

▪	Par Scenario. If the final share price is less than the initial share price but greater than or equal to the trigger level, the payment at maturity will be $10 per security.

▪
Downside Scenario. If the final share price is less than the trigger level, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease in the final share price from the initial share price. This amount will be less than $9.00 per security and could be zero. For example, if the underlying shares have decreased by 25%, the payment at maturity would be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Risk Factors

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the securities are also exposed to further risks related to the issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2012, filed with the SEC and incorporated by reference herein.  See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  If the final share price is less than the trigger level, you will receive a cash payment for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying shares.  This amount will be less than $9.00 per security and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

▪
Appreciation potential is fixed and limited.  Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $2.65 per security (26.50% of the stated principal amount), even if the final share price is significantly greater than the initial share price.  See “How the Trigger Jump Securities Work” on page 4.

▪
The market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which RBCCM may be willing to purchase or sell the securities in the secondary market, including:

▪	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares,

▪	dividend yields on the underlying shares and on the securities composing the Dow Jones U.S. Real Estate IndexSM (the “underlying index”),

▪	interest and yield rates in the market,

▪	time remaining until the securities mature,

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares, the applicable international equities markets generally and which may affect the final share price of the underlying shares,

▪	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

▪	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market.

The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Information about the iShares® U.S. Real Estate ETF—Historical Information” on page 15.  You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the securities.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

▪
The initial estimated value of the securities is less than the price to the public.  The initial estimated value that is set forth on the cover page of this document does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time.  If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the underlying shares, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the securities.  These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the securities.  In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

▪
Our initial estimated value of the securities is an estimate only, calculated as of the pricing date.  The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your securities.

▪
The securities composing the underlying index are concentrated in one sector.  All of the securities included in the underlying index are issued by companies in the real estate industry. As a result, the securities that will determine the performance of the underlying shares and the value of the securities are concentrated in one sector. Although an investment in the securities will not give holders any ownership or other direct interests in the securities composing the underlying index, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in the market sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

▪
There are risks associated with the real estate industry.  All of the securities composing the underlying index are issued by companies involved directly or indirectly in the real estate industry. The value of real estate and, consequently, companies involved in the real estate industry may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies included in the underlying index and, consequently, may adversely affect the price of the underlying shares and the value of the securities.

▪
Adjustments to the underlying shares or to the underlying index could adversely affect the value of the securities.  As the investment adviser to the Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the securities held by the Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  S&P Dow Jones Indices LLC (the “Index Sponsor”) is responsible for calculating and maintaining the underlying index.  The Index Sponsor may add, delete or substitute the securities constituting the underlying index or make other methodological changes that could change the level of the underlying index.  The Index Sponsor may discontinue or suspend calculation or publication of the underlying index at any time.

▪
Investing in the securities is not equivalent to investing in the underlying shares.  Investing in the securities is not equivalent to investing in the Fund or its component securities.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the securities that constitute the Fund.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

▪
The underlying shares and the underlying index are different.  The performance of the underlying shares may not exactly replicate the performance of the underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the underlying index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the underlying shares and the underlying index or due to other circumstances.  The Fund generally invests at least 90% of its assets in securities of the underlying index and in depositary receipts representing securities of the underlying index. The Fund may invest the remainder of its assets in securities not included in the underlying index but which the Investment Adviser believes will help it track the underlying index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. RBCCM may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which RBCCM is willing to transact. If, at any time, RBCCM were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM determined the initial share price, and will determine the final share price, the share performance factor, and the amount of cash, if any, you will receive at maturity.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or the calculation of the final share price in the event of a market disruption event or discontinuance of the underlying shares, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the Fund or its component securities), including trading in those securities as well as in other instruments related to the Fund.  Some of our subsidiaries also trade those securities and other financial instruments related to the Fund on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially have affected the initial share price and, therefore, could have increased the price at which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
Potential conflicts of interest could arise.  We and our affiliates may engage in trading activities related to the underlying shares or the securities held by the Fund that are not for the account of holders of the securities or on their behalf.  These trading activities may present a conflict between the holders’ interest in the securities and the interests we and our affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the securities.

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities held by the Fund.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities held by the Fund.  Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities.  The offering of the securities does not reflect any investment or sell recommendations as to the underlying shares or the securities that the underlying shares holds by us or our affiliates.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

▪
Historical prices of the underlying shares should not be taken as an indication of the future prices of the underlying shares during the term of the securities. The trading prices of the securities held by the Fund will determine the price of the underlying shares at any given time. As a result, it is impossible to predict whether the price of the underlying shares will rise or fall. Trading prices of the securities held by the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks held by the Fund.

▪
The amount payable on the securities is not linked to the price of the underlying shares at any time other than the valuation date.  The final share price will be based on the closing price of the underlying shares on the valuation date, subject to adjustment for non-business days and certain market disruption events.  Even if the price of the underlying shares appreciates, or decreases by no more than 10%, prior to the valuation date but then decreases by the valuation date to a price that is less than the trigger level, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease.  Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying shares on the valuation date.

▪
Significant aspects of the tax treatment of the securities are uncertain.  The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Adjustment factor:
1.0, subject to adjustment.  If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of the underlying shares:
The closing price for one share of the underlying shares (or one unit of any other security for which a closing price must be determined) on any trading day means:

•      if the underlying shares (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the underlying shares (or any such other security) are listed or admitted to trading, or

•      if the underlying shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying shares (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for the underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for the underlying shares (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the closing price of the underlying shares will nevertheless be determined as set forth above under “—Closing price of the underlying shares.” If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market disruption events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:

•      a suspension, absence or material limitation of trading in the underlying shares on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

•      the underlying shares do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for the underlying shares, as determined by the calculation agent in its sole discretion; or

•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Royal Bank of Canada or any of its affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•      a limitation on the hours or number of days of trading in the underlying shares on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•      a decision to permanently discontinue trading in the option or futures contracts relating to the underlying shares.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the underlying shares, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts, by reason of any of:

•      a price change exceeding limits set by that market;

•      an imbalance of orders relating to those contracts; or

•      a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying shares in the primary market for those contracts.

Discontinuation of the underlying shares:
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®, Inc. (collectively with its affiliates, “BlackRock®”). If BlackRock® discontinues operation of the Fund and BlackRock® or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the underlying shares (the successor fund), then the calculation agent will substitute the successor fund for the underlying shares and determine the closing price of the underlying shares on the valuation date as described above under “—Closing price of the underlying shares.”

If BlackRock® discontinues operation of the Fund and:

•      the calculation agent does not select a successor fund, or

•      the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for the underlying shares in accordance with the procedures last used to calculate the price of the underlying shares before any discontinuation but using only those securities that were held by the applicable fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the underlying shares as described below, the successor fund or price will be used as a substitute for the underlying shares for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if BlackRock® elects to re-establish the underlying shares, unless the calculation agent in its sole discretion decides to use the re-established underlying shares.

If BlackRock® discontinues operation of the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

•      the determination of the final share price, or

•      a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the closing price of the underlying shares as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these prices to be made available by telephone.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Notwithstanding these alternative arrangements, discontinuation of the operation of the Fund would be expected to adversely affect the value of, liquidity of and trading in the securities.
Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
A trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.

The exchange means the primary organized exchange or quotation system for trading the underlying shares, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).

A related exchange means each exchange or quotation system on which futures or options contracts relating to the underlying shares are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such underlying shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such underlying shares on such temporary substitute exchange or quotation system as on the original related exchange).

Overdue payments:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the securities will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 securities
Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)    is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)   is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)  is, or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

(iv)  presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.     the due date for payment thereof, or

b.     if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;

(v)   could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)  is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

Form of the securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the securities.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Validity of the securities:
In the opinion of Norton Rose Canada LLP, the issue and sale of the Trigger Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Trigger Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Trigger Securities will be validly issued and, to the extent validity of the Trigger Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

In the opinion of Morrison & Foerster LLP, when the Trigger Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Trigger Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Contact” in “Additional Terms of the Securities” of this pricing supplement, and the sections “Supplemental Discussion of Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Information about the iShares® U.S. Real Estate ETF

We have derived the following information from publicly available documents published by iShares®, a registered investment company. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Fund, and the Fund will have no obligations with respect to the securities.

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the Fund. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The Fund typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to the Fund’s shareholders as “ordinary income.” In addition, the Fund realizes capital gains or losses whenever it sells securities. However, because the securities are linked only to the share price of the underlying shares, you will not be entitled to receive income, dividend, or capital gain distributions from the Fund or any equivalent payments.

Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 333-92935 and 811-09729, respectively.  We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.

The selection of the Fund is not a recommendation to buy or sell the shares of the Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Fund.

The shares of the Fund trade on the NYSE Arca under the symbol “IYR”.

“iShares®” and BlackRock® are registered trademarks of BlackRock®, Inc. and its affiliates (“BlackRock®”). BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The securities are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The Underlying Index

We have derived all information contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets.  The information reflects the policies of, and is subject to change by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the underlying index.

The underlying index is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market. Component companies consist of REITs, and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. Because the index is comprised primarily of REITs, the prices of the component stocks reflect changes in lease rates, vacancies, property development and other transactions. The underlying index was first calculated on February 14, 2000. The underlying index is calculated on a price return and total return basis.  The level of the index was set to 100 on the base date of December 31, 1991.

The underlying index is a subset of the Dow Jones U.S. Index, a broad-based measure of the U.S. stock market, which aims to measure the performance of 95% of U.S. stocks by float-adjusted market capitalization and is calculated on a price return basis.  The index universe is defined as all stocks traded on the major U.S. stock exchanges, minus any non-common issues and illiquid stocks. The Dow Jones U.S. Index is part of the Dow Jones Global Indices®, which is a benchmark family of indices that currently follows stocks from 46 countries.

Index Composition and Maintenance

Defining the Investable Universe: The underlying index component candidates must trade on a major U.S. stock exchange and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts (LPTs), and similar real-property-owning pass-through structures taxed as REITs by their domiciles are also eligible. If a company has more than one class of shares, only one class of shares will be included. Securities that have had more than ten non-trading days during the past quarter are excluded.

Stock Selection: The index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the index, excluding stocks that fall within the bottom 1% of the universe according to their free-float market capitalization and within the bottom .01% of the universe according to their turnover. To be included in the index, the issuer of each component security must be classified in the Real Estate Supersector, as defined by the proprietary classification system used by S&P Dow Jones Indices.

Review Process: The index is reconstituted annually in September.  All index components are reviewed to determine their eligibility, and the float factor for each component is reviewed and updated as needed.  Changes are implemented at the opening of trading on the Monday following the third Friday of September.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

The index is also reviewed on a quarterly basis. Shares outstanding totals for component stocks are updated during each quarterly review.  Changes in shares outstanding of less than 5% are accumulated and made quarterly in March, June, September and December.  These changes, as well as any weight adjustments, are implemented at the opening of trading on the Monday following the third Friday of the quarterly update month. If the number of outstanding shares for an index component changes by more than 5% due to a corporate action, the shares total will be adjusted.  The timing of the adjustment will depend on the type of event that causes the change. If the impact of corporate actions during the period between quarterly share updates changes the number of a company’s shares outstanding by 5% or more, and that change causes a company’s float factor to change by 5% or more, then the company’s float factor will be updated at the same time as the share change. If a component no longer meets the eligibility requirements, it will be removed from the index.  Whenever possible, any such change will be announced at least two business days prior to its implementation.

In addition to the scheduled quarterly reviews, the index is reviewed on an ongoing basis. Changes in the underlying index’s composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the underlying index components will be announced at least two business days prior to their implementation date.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Historical Information

Information as of market close on December 20, 2013:

Bloomberg Ticker Symbol:	IYR
Current Price:	$63.41	52 Week High (on 5/21/2013):	$75.54
52 Weeks Ago:	$64.82	52 Week Low (on 8/19/2013):	$60.92

The following graph sets forth the daily closing prices of the underlying shares for the period from January 1, 2008 through December 20, 2013.  The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on December 20, 2013 was $63.41.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The underlying shares have experienced periods of high volatility, and you should not take the historical prices of the underlying shares as an indication of future performance.

Underlying Shares Historical Performance Daily Closing Prices January 1, 2008 to December 20, 2013

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

iShares® U.S. Real Estate ETF	High ($)	Low ($)	Period End ($)
2008
First Quarter	68.22	59.02	65.10
Second Quarter	71.65	60.95	60.95
Third Quarter	67.20	56.34	61.95
Fourth Quarter	61.17	25.40	37.23
2009
First Quarter	37.26	22.21	25.46
Second Quarter	35.55	25.30	32.34
Third Quarter	45.04	29.88	42.66
Fourth Quarter	47.44	39.63	45.92
2010
First Quarter	50.83	42.45	49.78
Second Quarter	54.66	46.95	47.21
Third Quarter	55.21	45.32	52.88
Fourth Quarter	57.62	52.71	55.96
2011
First Quarter	60.58	55.59	59.40
Second Quarter	62.80	58.17	60.30
Third Quarter	62.92	49.14	50.57
Fourth Quarter	58.00	48.19	56.79
2012
First Quarter	62.57	56.52	62.29
Second Quarter	64.47	59.25	63.97
Third Quarter	67.80	64.07	64.39
Fourth Quarter	65.42	61.15	64.72
2013
First Quarter	69.48	65.66	69.48
Second Quarter	75.54	63.55	66.39
Third Quarter	69.42	60.92	63.76
Fourth Quarter (through December 20, 2013)	75.54	60.92	63.41

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Supplemental Discussion of Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the Fund or any of the entities whose stock is owned by the Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code¸ or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the Fund or any of the entities whose stock is owned by the Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC by the Fund and by the entities whose stock is owned by the Fund and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a security as a pre-paid cash-settled derivative contract in respect of the Fund for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize short-term capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  The deductibility of capital losses is subject to limitations.

While the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the securities.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the securities, and the Internal Revenue Service might assert that a security should be treated, as a single debt instrument.  Because the securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a holder would generally be required to accrue interest income over the term of the securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the securities.   In addition, any gain a holder might recognize upon the sale or maturity of the Jump Securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting. Payments made with respect to the securities and proceeds from the sale of the securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Subject to the discussion of “dividend equivalent” payments below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale or maturity of the securities in order to minimize or avoid U.S. withholding taxes.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”), enacted on March 18, 2010, will impose a 30% U.S. withholding tax on certain U.S. source payments of interest (and OID), dividends, or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property (including payments at maturity, or upon a redemption or sale) of a type which can produce U.S. source interest or dividends (“withholdable payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on your behalf) unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the securities may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-financial foreign entity, unless that entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements will generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016.  However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. We will not pay additional amounts with respect to any FATCA withholding.  Therefore, if such withholding applies, any payments on the securities will be significantly less than what you would have otherwise received.  Depending on your circumstances, these amounts withheld may be creditable or refundable to you.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  You are urged to consult with your own tax advisor regarding the possible implications of FATCA on your investment in the securities.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the securities.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if securities are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the securities will not result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the securities, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the securities, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the securities and the transactions contemplated with respect to the securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the securities, you should consult your legal counsel.

December 2013

Trigger Jump Securities based on the Performance of the iShares® U.S. Real Estate ETF due December 24, 2015
Principal at Risk Securities

Use of Proceeds and Hedging

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make a payment at maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the estimated cost of hedging our obligations under the securities.

Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest

Under the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the securities from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management.  RBCCM will act as agent for the securities and will receive a fee of $0.225 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.225 for each of the securities they sell.

Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the securities distributed by those brokers.

Delivery of the securities will be made against payment for the securities on December 26, 2013, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

The value of the securities shown on your account statement may be based on RBCCM’s estimate of the value of the securities if RBCCM or another of our affiliates were to make a market in the securities (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately 12 months, the value of the securities that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the securities at that time.  This is because the estimated value of the securities will not include the agent’s commission and our hedging costs and profits; however, the value of the securities shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the securities.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your securities, it expects to do so at prices that reflect its estimated value.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Securities

The securities are our debt securities, the return on which is linked to the performance of the underlying stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the securities at the time their terms are set.  Unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying stock, and the tenor of the securities.  The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the securities reduced the economic terms of the securities to you and resulted in the initial estimated value for the securities on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the securities is less than the price to the public” above.

December 2013